Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Creative Realities, Inc. and Subsidiaries (the "Company") on Form S-8 (No. 333-189318, No. 333-181999, No. 333-174861, No. 333-167454, No. 333-159927, No. 333-147458 and No. 333-145795) of our report dated April 4, 2016, on our audit of the consolidated financial statements as of December 31, 2015, and for the year then ended, which report is included in this Annual Report on Form 10-K. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern.

/s/ EisnerAmper LLP

Iselin, New Jersey
April 4, 2016